SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|X|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):
|X|      No fee required.
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)     Amount Previously Paid:
         (2)     Form, Schedule or Registration Statement No.:
         (3)     Filing Party:
         (4)     Date Filed:

Westmoreland Stock To Be Traded On The American Stock Exchange

Colorado Springs, CO -- April 12, 1999 -- Westmoreland Coal Company (OTC Bulletin Board: WMCL) announced today that its application to list its Common Stock and Depositary Shares on the American Stock Exchange ("AMEX") has been approved and trading is expected to begin on April 16, 1999. Common Stock will trade under the symbol, WLB, and Depositary Shares will trade under the symbol, WLB.pr. Until trading begins on the AMEX, Westmoreland shares will continue to trade on the OTC Bulletin Board under the current symbols WMCL and WMCLP.

"We are extremely pleased that Westmoreland has quickly and successfully relisted its stock on a major exchange and will now trade on the AMEX", said Christopher K. Seglem, Chairman, President and CEO. "This represents yet another significant step in our mission to restore and enhance Westmoreland's value to its shareholders. We believe the AMEX's auction format is particularly well suited for this purpose. We look forward to our shareholders enjoying all of the benefits associated with listing on such a prominent market."

Westmoreland Coal Company, headquartered in Colorado Springs, Colorado, is currently engaged in western coal mining through its 80% owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly-owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

Certain information required by the Rules of the Securities and Exchange Commission ("SEC")
Westmoreland  Coal Company (the  "Company")  and the following  Directors of the
Company may be deemed to be participants in the Company's solicitation of proxies for its upcoming meeting of stockholders: Pemberton Hutchinson, William
R. Klaus, Thomas W. Ostrander, Christopher K. Seglem, Edwin E. Tuttle, Robert E. Killen and James W. Sight. Employee participants may include Gregory M. Daniels (Vice President Human Resources and President, Virginia Division of the Company) Paul W. Durham (Assistant General Counsel and Assistant Secretary), Charles H. Finkenstadt, Jr. (Corporate Secretary), R. Page Henley, Jr. (Senior Vice
President, Acquisitions and Development and Government Affairs, President Westmoreland Coal Sales Company), Robert J. Jaeger (Senior Vice President of Finance and Treasurer), Diane S. Jones (Manager, Business Development &
Corporate Relations), Larry W. Mikkola (Controller of the Company and Vice President Westmoreland Resources), Christopher K. Seglem (Chairman of the Board, President and Chief Executive Officer), and Theodore E. Worcester (Senior Vice President of Law and Administration, General Counsel and Assistant Secretary). Subsidiary Director participants may include Clyde Joseph Presley and Ronald W. Stucki. Subsidiary employee participants may include Edward J. Demeter (Vice President - Distribution, Westmoreland Coal Sales), W. Michael Lepchitz (President and General Counsel, Westmoreland Energy, Inc.), David W. Simpson (President, Westmoreland Resources, Inc.) and Gregory S. Woods (Executive Vice President, Westmoreland Energy, Inc.). The above named individuals collectively beneficially own approximately 1,536,078 shares, or approximately 21.0% of the Company's outstanding common stock (excluding shares of common stock that may be obtained upon conversion of the Company's Depositary Shares). Such individuals also collectively beneficially own approximately 48,650 Depositary Shares, or approximately 2.1% of the outstanding Depositary Shares, which are convertible into 83,094 shares of the Company's common stock. For a description of certain other interests of the foregoing individuals, please see the Company's preliminary proxy statement for the upcoming stockholders meeting filed with the Securities and Exchange Commission on April 1, 1999.

                                      # # #

           For further information contact Diane Jones (719) 442-2600